Exhibit 10.4

FORM OF CHANGE IN CONTROL SEVERANCE AGREEMENT1

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into and effective as of [___________] (the “Effective Date”) by and between Compass Minerals International, Inc., a Delaware corporation (the “Company”), and [ ____________] (“Executive”).

WITNESSETH

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

[WHEREAS, the Company and the Executive previously entered into that certain Change in Control Severance Agreement, dated as of [__] (the “Prior Agreement”); and]2

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its stockholders to further secure Executive’s continued services and to further ensure Executive’s continued dedication to Executive’s duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1) of the Company[; and

WHEREAS, the Company and the Executive desire to enter into this Agreement which will supersede the Prior Agreement in its entirety]3.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings [(capitalized terms not defined herein shall have the meanings ascribed to them in that certain employment agreement between the parties, dated [______] (the “Employment Agreement”))]4:

(a) “Bonus Amount” means the higher of (i) Executive’s average annual incentive bonuses during the last 3 completed fiscal years before the Date of Termination (annualized in the event Executive was not employed by Company (or its Subsidiaries) for the whole of any such fiscal year) and (ii) Executive’s aggregate annual target bonus for the fiscal year in which the Date of Termination occurs.

[1]

Note that this form makes various references to differing language in “Option 1” and “Option 2”. Option 1 language is to be used in an agreement with the Chief Executive Officer, while Option 2 language is to be used in an agreement with all other executive officers.

[2]	Language to be included for executives party to an existing change in control severance agreement.
[3]	Language to be included for executives party to an existing change in control severance agreement.
[4]	Option 1

(b) “Cause” means Executive’s (i) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude, (ii) indictment for a felony or misdemeanor under the federal securities laws, (iii) willful misconduct or gross negligence in connection with Executive’s duties to the Company or any Subsidiary resulting in material harm to the Company or any Subsidiary, (iv) willful failure to substantially perform, or breach of, Executive’s duties or responsibilities to the Company or any Subsidiary, (v) willful breach of the [(A) Employment Agreement]5, (B) the Restrictive Covenant Agreement entered into between Executive and the Company (the “Restrictive Covenant Agreement”) or (C) the Confidentiality Agreement entered into between the Executive and the Company or any Subsidiary (the “Confidentiality Agreement”), (vi) fraud, embezzlement, theft, or material dishonesty against the Company or any Subsidiary, (vii) willful violation of a policy or procedure of the Company or any Subsidiary, resulting in material harm to the Company or any Subsidiary, or (viii) willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board. For purposes of this paragraph (b), “willful” means those acts taken/not taken in bad faith and without reasonable belief such action/inaction was in the best interests of the Company or its Subsidiaries. Any action/inaction, based upon authority given pursuant to a resolution duly adopted by the Board will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Company must notify Executive of an event constituting Cause, in accordance with Section 10, within 90 days following the Company’s knowledge of its existence [and provide him with the reasonable opportunity to be heard before the Board (with Executive’s counsel present)]6 or such event shall not constitute Cause under this Agreement. [Any determination as to whether or not Cause exists for termination of Executive’s employment shall be made on the Company’s behalf by the Board.]7

(c) “Change in Control” means the occurrence of any one of the following events:

(i) a transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries, or a “person” that, before such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

[5]	Option 1
[6]	Option 1
[7]	Option 1

(ii) the date a majority of the members of the Board is replaced during any 12 month period by directors who appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination, (B) a sale or other disposition of all or substantially all of the Company’s assets or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

(x) that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(y) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subparagraph as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company before the consummation of the transaction.

(d) “Date of Termination” means (i) the effective date of the termination of Executive’s employment or (ii) the date of Executive’s death, if Executive is employed as of such date.

(e) “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events within 2 years after a Change in Control:

(i) a material adverse change in Executive’s duties or responsibilities as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that none of (A) a modification to a portion of the Company’s overall business, (B) a change in Executive’s reporting structure, title, duties or responsibilities, in each case that occurs solely a result of the Company no longer being a publicly traded entity, or (C) a change in Executive’s duties or responsibilities, in each case that is part of an across-the-board change in duties or responsibilities of [Company’s executive officers]8[employees at Executive’s level]9 shall in and of itself constitute Good Reason;

[8]	Option 2
[9]	Option 1

(ii) any material reduction in Executive’s target total direct compensation (which includes annual base salary, annual incentives and long-term incentives) in effect as of the Change in Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not include such a reduction of less than [5%]10 [10%]11 that is part of an across-the-board reduction applicable to [Company’s executive officers]12[employees at Executive’s level]13;

(iii) Company’s [(A)]14 relocation of Executive’s primary office location more than 50 miles from Executive’s primary office location prior to such relocation and more than 50 miles from Executive’s principal residence as of the Change in Control [or (B) requirement that Executive travel on Company business to an extent substantially greater than Executive’s travel obligations immediately before such Change in Control]15; or

(iv) any material breach by the Company or one of its Subsidiaries of this Agreement or any material compensation agreement between the Company and Executive.

To terminate employment with Good Reason, (A), Executive must provide written notice to the Company, in accordance with Section 10, within 90 days following Executive’s knowledge of an event constituting Good Reason, (B) Company must fail to cure such event within 30 days following receipt of such notice and (C) Executive must terminate employment within 90 days of Company’s failure to cure such event.

(f) “Qualifying Termination” means a termination of Executive’s employment during the Termination Period (i) by the Company other than for Cause or (ii) by Executive with Good Reason.

(g) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets on liquidation or dissolution.

[10]	Option 1
[11]	Option 2
[12]	Option 1
[13]	Option 2
[14]	Option 1
[15]	Option 1

(h) “Termination Period” means the period beginning with a Change in Control and ending 2 years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment is terminated before a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred after a Change in Control; (ii) Executive reasonably demonstrates such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control; and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) occurs within 60 days of Executive’s separation from service, then, for purposes of this Agreement, the date immediately before the date of such termination or event constituting Good Reason shall be treated as a Change in Control. For purposes of determining the timing of payments and benefits under Section 4, the date of the actual Change in Control shall be treated as the Date of Termination under Section 1(d), and, for purposes of determining the amount of payments and benefits to Executive under Section 4, the date Executive’s employment is actually terminated shall be treated as the Date of Termination under Section 1(d).

2. Term of Agreement. This Agreement shall be effective on the Effective Date and shall continue until December 31, 20[__]16. On January 1, 20[__]17, and on each January 1 thereafter, the term of this Agreement shall automatically renew for successive one-year periods unless either party gives written notice thereof at least 18 months before the date such extension would be effective. This Agreement shall continue in effect for a period of 2 years after a Change in Control, notwithstanding the delivery of any such notice, if such Change in Control occurs during the term of this Agreement. Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Company terminates Executive’s employment before a Change in Control other than as provided in Section 1(h).

3. Payments Upon Termination of Employment.

(a) Qualifying Termination. In the event of a Qualifying Termination, the Company shall provide Executive the payments and benefits set forth in paragraphs (b) and (c) of this Section, subject to paragraph (d) of this Section.

(b) Qualifying Termination - Cash Payments. Within 30 days of a Qualifying Termination, the Company shall make a lump sum cash payment to Executive of the following:

(i) an amount equal to Executive’s base salary due, pro-rata Bonus Amount (based upon number of days employed in the applicable bonus year through the Qualifying Termination), accrued vacation and unreimbursed expenses properly incurred through the Date of Termination;

[16]	To be the year in which this Agreement is executed.
[17]	To be the year after the year in which this Agreement is executed.

(ii) an amount equal to [2.5]18 [2]19 times the sum of (A) Executive’s highest annual rate of base salary during the 12-month period immediately before the Date of Termination, plus (B) Executive’s Bonus Amount; and

(iii) an amount equal to 1 times the amount of the aggregate premium cost to cover the existing coverage for the Executive and his or her eligible dependents, if any, for 24 months under the Company’s health, vision and dental plans in effect as of the date of the Qualifying Termination; provided that such amount will include the aggregate premium cost to cover the Executive’s dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company before the Qualifying Termination.

(c) Conditions. To be eligible for any payments and benefits provided by paragraphs (b) and (c) of this Section, Executive must (i) execute and deliver to Company a final and complete release [in the form attached hereto as Exhibit A, with such changes that are required as a result of changes in law after the Effective Date or any changes based on the Executive’s place of residence or work]20 [in a form to be provided by Company, which shall include standard representations and covenants, including without limitation with respect to confidentiality, cooperation and non-disparagement]21, which becomes nonrevocable within 45 days following the Date of Termination, and (ii) be in compliance in all material respects with (A) this Agreement, [(B) the Employment Agreement,]22 (C) the Restrictive Covenant Agreement, and (D) the Confidentiality Agreement, which such breach not being cured within 30 days after written notice from the Company of the breach.

4. Outstanding Equity Awards. In the event of a Change in Control, Executive’s outstanding stock options, restricted stock units, performance stock units and other equity awards shall be earned and vested to the extent provided in and in accordance with the terms and conditions of the applicable equity-based compensation plan/award agreement, as may be amended from time to time.

5. Withholding Taxes. The Company may withhold from all payments under this Agreement all required taxes and/or other withholdings.

6. Resolution of Disputes; Reimbursement of Legal Fees.

(a) Any dispute or controversy arising under or in connection with this Agreement (other than disputes related to the Restrictive Covenant Agreement) shall be settled by final, binding arbitration in Johnson County, Kansas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section.

[18]	Option 1
[19]	Option 2
[20]	Option 1
[21]	Option 2
[22]	Option 1

(b) If Executive prevails on any material issue in any contest or dispute under this Agreement involving termination of Executive’s employment with the Company or involving Company’s refusal to perform fully in accordance with the terms hereof, then the Company shall reimburse Executive for all reasonable legal fees and related expenses incurred in connection with such contest or dispute. Such reimbursement shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

7. Restrictive Covenants. Executive hereby agrees to the terms of the Company’s Restrictive Covenant Agreement attached hereto, which Restrictive Covenant Agreement Executive also hereby agrees to execute if Executive has not previously so executed such Restrictive Covenant Agreement. If Executive has not executed the Restrictive Covenant Agreement within 10 days of the Effective Date of this Agreement, then this Agreement shall be null and void.

8. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company and, if Executive’s employment with the Company terminates before a Change in Control, then Executive shall have no further rights under this Agreement (except as otherwise provided hereunder).

9. Successors; Binding Agreement.

(a) This Agreement shall survive any business combination and shall be binding upon the surviving entity of any business combination (in which case such surviving entity shall be treated as the Company hereunder).

(b) In connection with any business combination, the Company will cause any successor entity to the Company unconditionally to assume by written instrument delivered to Executive (or his beneficiary or estate) all of the obligations of the Company hereunder.

(c) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amounts would be payable to Executive hereunder, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

(d) Executive may not assign this Agreement. The Company may assign this Agreement in its discretion to any parent/subsidiary company or successor in interest to the business, or part thereof, of the Company.

10. Notice.

(a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given at the earlier of actual delivery or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:	[ ]
[At the most recent address on file with the Company]

If to the Company:	Compass Minerals International, Inc.
9900 West 109th Street, Suite 100
Overland Park, KS 66210
Attention: Chief Legal and Administrative Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) A written notice of the Date of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specify the termination date, which date shall be not less than 15 days or more than 60 days after the giving of such notice. The failure to set forth in such notice any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

11. Full Settlement. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under [the Employment Agreement and]23 any other severance or employment agreement between Executive and the Company and any severance plan of the Company. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(c), such amounts shall not be reduced whether or not Executive obtains other employment.

12. Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 4, 5, 6, 7, 9, 11, 13, 16 and 17 shall survive the termination of this Agreement.

13. Governing Law; Validity. The interpretation, construction, and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Kansas without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

[23]	Option 1

14. Counterparts; Entireties. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties with respect to such matters [(including, without limitation, the Prior Agreement, which will be superseded in its entirety by this Agreement as of the Effective Date) ]24. This is not an employment agreement. [Employee’s employment with Company is and shall be at will for all purposes.]25

15. Miscellaneous. For purposes of interpretation/enforcement, the parties to this Agreement shall be considered joint authors, and this Agreement shall not be strictly construed against either such party. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate, or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate, or his beneficiaries under any other employee benefit plan or compensation program of the Company.

16. Compliance with Section 409A. To the extent applicable, this Agreement shall be interpreted, construed, and administered in conformity with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”) and the regulations and other guidance issued thereunder, including the applicable exemptions. In the event that any payment or distribution to be made hereunder constitutes “deferred compensation” subject to Section 409A and Executive is determined to be a specified employee (as defined in Section 409A), such payment or distribution shall not be made before the date that is six months after the termination of Executive’s employment (or, if earlier, the date of Executive’s death). Payments to which a specified employee would otherwise be entitled during the first six months following the Date of Termination shall be accumulated and paid on the first date of the seventh month following the Date of Termination. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit. Notwithstanding any provision in this Agreement to the contrary, (x) Executive shall have no right to determine, directly or indirectly, the year of any payment subject to Section 409A; (y) if Executive does not sign the release required by Section 4(e) of this Agreement within the release consideration period or revokes the release

[24]	Language to be included for executives party to an existing change in control severance agreement.
[25]	Option 2

before it becomes effective, Executive shall forfeit any right to the payment, and (z) if the release consideration period begins in one taxable year and ends in a second taxable year, any payments that would have been made in the first taxable year shall be made in the second taxable year to the extent required by Section 409A and the regulations and guidance issued thereunder. Finally, any installment payments under this Agreement shall be treated as a separate payment for purposes of Section 409A. [In the event that the parties reasonably agree that this Agreement or the payments under this Agreement do not comply with Section 409A, the parties shall cooperate to modify this Agreement to comply with Section 409A while endeavoring to maintain its economic intent.]26

17. Section 280G.

(a) Notwithstanding anything herein or in the Employment Agreement to the contrary, in the event that the Company’s then current independent registered public accounting firm or another accounting or similar firm selected by the Company, subject to Executive’s approval which shall not be unreasonably withheld (the “Accounting Firm”), shall determine that any payment or distribution of any type to or for the Executive’s benefit made by the Company, by any of its Subsidiaries, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Employment Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and only to the extent that it would result in the Executive retaining, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made) a larger amount as a result of such reduction than the Executive would receive, on a similar after tax basis, if the Executive received all of the Total Payments. If the Accounting Firm determines that the Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then the Executive may elect, at his option, to retain all of the Total Payments. If the Total Payments are to be reduced, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4)

[26]	Option 1

cancellation or reduction of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to the Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. The Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite Section 280G of the Code computations and analysis, and the Accounting Firm shall provide a written report of its determinations, hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify the Executive and the Company to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 17(a) shall be binding on the Executive and the Company and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the later of the Executive’s Date of Termination or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm.

(b) To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services to be provided by the Executive (including the Executive agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations.

(c) If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that the Executive’s Total Payments were reduced by too much or by too little in order to accomplish the purpose of this Section 17, the Executive and the Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 17, provided, however, that in no event shall such a correction be made if doing so would be a violation of the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

COMPASS MINERALS INTERNATIONAL, INC.

By:
Name:
Title:

Name:

Exhibit A

[Attached]

2